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                                                               EXHIBIT (a)(1)(D)

                          Offer to Purchase for Cash
              Up to 9,302,326 Shares of Its Class B Common Stock
          (Including the Associated Preferred Stock Purchase Rights)

                  At a Purchase Price Not Greater Than $21.50

                        Nor Less Than $18.50 Per Share

                                      by

                      Security Capital Group Incorporated

 THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
  MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, APRIL 17, 2001, UNLESS THE TENDER
                              OFFER IS EXTENDED.


                                                                 March 19, 2001

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

    Security Capital Group Incorporated, a Maryland corporation ("Security Capital"), has appointed us to act as the dealer manager in connection with its offer to purchase for cash up to 9,302,326 shares of its Class B common stock, par value $.01 per share (including the associated preferred stock purchase rights issued under the Rights Agreement, dated as of April 21, 1997, between Security Capital and The First National Bank of Boston, as Rights Agent, the "Shares"), at prices, net to the seller in cash, without interest, not greater than $21.50 nor less than $18.50 per Share, specified by its stockholders, upon the terms and subject to the conditions set forth in its offer to purchase, dated March 19, 2001 (the "Offer to Purchase"), and in the related letter of transmittal (the "Letter of Transmittal") which, as may be amended and supplemented from time to time, together constitute the tender offer (the "Offer"). Unless the associated preferred stock purchase rights are redeemed prior to the expiration of the Offer, a tender of Shares will also constitute a tender of the associated preferred stock purchase rights.

    Security Capital will, upon the terms and subject to the conditions of the Offer, determine a single per Share price, not greater than $21.50 nor less than $18.50 per Share (the "Purchase Price"), that it will pay for Shares properly tendered and not properly withdrawn under the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. Security Capital will select the lowest Purchase Price that will allow it to purchase 9,302,326 Shares, or such fewer number of Shares as are properly tendered and not properly withdrawn at prices not greater than $21.50 nor less than $18.50 per Share, under the Offer. All Shares properly tendered before the "expiration date" (as defined in Section 1 of the Offer to Purchase) at prices at or below the Purchase Price and not properly withdrawn will be purchased by Security Capital at the Purchase Price, net to the seller in cash, without
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interest, upon the terms and subject to the conditions of the Offer, including the odd lot and proration provisions thereof. See Section 1 of the Offer to Purchase. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration will be returned at Security Capital's expense to the stockholders who tendered such Shares as promptly as practicable after the expiration date. Security Capital reserves the right, in its sole discretion, to purchase more than 9,302,326 Shares under the Offer, subject to applicable law.

    If, at the expiration date, more than 9,302,326 Shares, or such greater number of Shares as Security Capital may elect to purchase in accordance with applicable law, are properly tendered at or below the Purchase Price and not properly withdrawn, Security Capital will, upon the terms and subject to the conditions of the Offer, accept Shares for purchase first from "odd lot holders" (as defined in Section 1 of the Offer to Purchase) whose Shares are properly tendered at or below the Purchase Price and not properly withdrawn and then on a pro rata basis from all other stockholders whose Shares are properly tendered at or below the Purchase Price and not properly withdrawn.

    The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to other conditions. See Section 6 of the Offer to Purchase.

    For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

      1. Offer to Purchase, dated March 19, 2001;

      2. Letter to clients that you may send to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

      3. Letter dated March 19, 2001, from the Chairman of the Board of Security Capital and Chief Executive Officer of Security Capital, to stockholders of Security Capital;

      4. Letter of Transmittal for your use and for the information of your clients (together with accompanying instructions and Substitute Form W-9);

      5. Notice of Guaranteed Delivery to be used to accept the Offer if the Share certificates and all other required documents cannot be delivered to the depositary before the expiration date or if the procedure for book-entry transfer cannot be completed before the expiration date;

      6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

      7. Return envelope addressed to the depositary.

    We urge you to contact your clients as promptly as possible. The Offer, proration period and withdrawal rights will expire at 12:00 Midnight, New York City time, on Tuesday, April 17, 2001, unless the Offer is extended.

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    No fees or commissions will be payable to brokers, dealers, commercial banks, trust companies or any person for soliciting tenders of Shares under the Offer other than fees paid to the dealer manager, the information agent and the 401(k) Trustee, as described in the Offer to Purchase. Security Capital will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of Shares held by you as a nominee or in a fiduciary capacity. Security Capital will pay or cause to be paid any stock transfer taxes applicable to its purchase of Shares, except as otherwise provided in the Offer to Purchase and Letter of Transmittal.

    In order to take advantage of the Offer, a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any required signature guarantees and any other required documents, should be sent to the depositary with either a certificate or certificates representing the tendered Shares or confirmation of their book-entry transfer, all in accordance with the instructions set forth in the Offer to Purchase and Letter of Transmittal.

    Holders of Shares whose certificate(s) for such Shares are not immediately available, holders who cannot deliver such certificate(s) and all other required documents to the depositary or holders who cannot complete the procedures for book-entry transfer before the expiration date must tender their Shares according to the procedure for guaranteed delivery set forth in
Section 3 of the Offer to Purchase.

    Neither Security Capital nor its Board of Directors makes any recommendation to any stockholder as to whether to tender or refrain from tendering all or any Shares or as to the price or prices at which to tender. Holders of Shares must make their own decision as to whether to tender Shares and, if so, how may Shares to tender and at which prices.

    Any inquiries you may have with respect to the Offer should be addressed to the dealer manager, Morgan Stanley & Co. Incorporated, or to the information agent, Georgeson Shareholder Communications Inc., at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

    Additional copies of the enclosed material may be obtained from Georgeson Shareholder Communications Inc. by calling them at: (800) 223-2064.

                                          Very truly yours,

                                          Morgan Stanley Dean Witter

Enclosures

    Nothing contained herein or in the enclosed documents shall constitute you or any other person as an agent of Security Capital, the dealer manager, the information agent, the 401(k) Trustee, or the depositary or any affiliate of the foregoing, or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the documents enclosed herewith and the statements contained therein.

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